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                                                                    EXHIBIT 3.1




                  THIRD RESTATED ARTICLES OF INCORPORATION

                                     OF

                           WESTFIELD AMERICA, INC.


                            ---------------------


SECRETARY OF STATE
STATE OF MISSOURI
P.O. BOX 778
JEFFERSON CITY, MO  65101

    Westfield America, Inc., a Missouri corporation, originally incorporated under the name of May Building Company of Missouri, hereby certifies to the Secretary of State of Missouri that said Westfield America, Inc., formerly known as CenterMark Properties, Inc., (the "Corporation") desires to restate its Second Restated Articles of Incorporation as currently in effect and the following Third Restated Articles of Incorporation are all of the provisions of the Articles of Incorporation of the Corporation as theretofore amended and that these Third Restated Articles of Incorporation correctly set forth without change the corresponding provisions of such Articles of Incorporation as theretofore amended. These Third Restated Articles of Incorporation supersede the current Restated Articles of Incorporation and all amendments thereto.

    These Third Restated Articles of Incorporation were adopted by the shareholders of the Corporation upon receipt of the affirmative vote of ________ of the outstanding shares entitled to vote thereon at a meeting held on ________, 1997.

                                        * * *


                                    ARTICLE FIRST

         The name of the corporation is: Westfield America, Inc.


                                    ARTICLE SECOND

         The Corporation's registered agent in the State of Missouri shall be The Corporation Company, 7733 Forsyth Boulevard, Clayton, Missouri 631015-1817.


                                    ARTICLE THIRD

         The Corporation is formed for the following purposes:

         (a) To take, purchase or otherwise acquire, and to hold, own, use, manage, develop, control, improve, sell, exchange, convey, transfer, assign, mortgage or otherwise encumber, and to let, lease as lessor or lessee, invest in and otherwise deal in and with real property, or any estate or interest therein, within and without the State of Missouri and in any part of the world; and

         (b) To have and exercise all powers which are or may be conferred upon corporations organized under and pursuant to The General and Business Corporation Law of Missouri (the "GBCL").


                                    ARTICLE FOURTH

         SECTION 4.1  CLASSES AND NUMBER OF SHARES.
                      ----------------------------

         The total number of shares of all classes of stock that the Corporation shall have authority to issue is four

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hundred ten million, and two hundred (410,000,200) shares, consisting of (i) two hundred (200) shares of non-voting senior preferred stock, par value $1.00 per share (the "Senior Preferred Shares"), (ii) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Shares"), of which nine hundred forty thousand (940,000) shares shall be designated Series A cumulative redeemable preferred stock (the "Series A Preferred Shares"), (iii) two-hundred million (200,000,000) shares of common stock, par value $.0l per share (the "Common Shares"), and (iv) two hundred five million (205,000,000) shares of excess stock, par value $.0l per share (the "Excess Shares"). Excess Shares, if any, that are exchanged pursuant to Sections 4.5(c) and 4.7 hereof
(i) for Common Shares, are sometimes referred to herein as "Excess Common Shares", (ii) for Preferred Shares, are sometimes referred to herein as "Excess Preferred Shares", and together with the Preferred Shares, as "Preferred Equity Shares", and (iii) for Series A Preferred Shares, are sometimes referred to herein as "Excess Series A Preferred Shares", and together with the Series A Preferred Shares, as "Series A Equity Shares". The Preferred Shares and Excess Preferred Shares may be issued, from time to time, in one or more series as authorized by the Board of Directors of the Corporation (the "Board of Directors"). Prior to issuance of a series, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Equity Shares outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Equity Shares by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares. The Senior Preferred Shares and the Preferred Shares are sometimes referred to herein


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collectively as the "Senior Shares".  The Common Shares and the Excess Common
Shares are sometimes referred to herein collectively as the "Common Equity Shares".

         SECTION 4.2  SENIOR PREFERRED SHARES.


         (a) GENERAL TERMS. Each Senior Preferred Share shall be identical in all respects with each other Senior Preferred Share. Senior Preferred Shares that are redeemed or purchased by the Corporation may, at the election of the Corporation either (i) be reissued by the Corporation or (ii) be canceled and if so canceled shall revert to authorized but unissued Senior Preferred Shares. No other shares of the Corporation may be authorized that are senior to or PARI PASSU with the Senior Preferred Shares with respect to rights to receive dividends and rights upon liquidation of the Corporation.

         (b) DIVIDEND RIGHTS. (i) The holders of Senior Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cash dividends at the annual rate of $35.00 per share, and no more, payable quarterly on the first day of January, April, July and October, respectively, in each year with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to shareholders of record on the respective date, not exceeding fifty days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend.

         (ii) So long as any Senior Preferred Shares remain outstanding, no dividend whatever shall be paid or declared and no distribution made on any Preferred Shares or Common Equity Shares other than a dividend payable in Preferred Shares or Common Equity Shares, and no shares of Preferred Shares or Common Equity Shares shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Preferred Shares or Common Equity Shares,


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or the exchange or conversion of one Preferred Share or Common Equity Share for or into another Preferred Share or Common Equity Share or other than through the use of the proceeds of a substantially contemporaneous sale of other Preferred Shares or Common Shares), unless the full dividend payable with respect to the Senior Preferred Shares for the then current quarterly-yearly dividend period shall have been paid or declared and set apart for payment. Subject to the foregoing, and not otherwise, dividends may be declared by the Board of Directors and paid on any Series A Equity Shares or Common Equity Shares from time to time out of any funds legally available therefor, and the Senior Preferred Shares shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

         (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Senior Preferred Shares shall be entitled, before any distribution or payment is made to the holders of any Preferred Shares or Common Equity Shares, to be paid in full an amount equal to $550.00 per share (which amount is hereinafter referred to as the "senior voluntary liquidation amount"), together with the full dividend thereon for the then current quarterly-yearly dividend period. In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Preferred Shares or Common Equity Shares, the holders of Senior Preferred Shares shall be entitled to be paid in full an amount equal to $550.00 per share (which amount is hereinafter referred to as the "senior involuntary liquidation amount"), together with the full dividend thereon for the then current quarterly-yearly dividend period.

         If payment shall have been made in full to all holders of Senior Preferred Shares, the remaining assets of the Corporation shall be distributed among the holders of Preferred Shares or Common Equity Shares, according to their respective numbers of shares. For the purposes of this Section 4.2(c), the consolidation or merger of the Corporation


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with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

         (d) REDEMPTION. The Corporation, at the option of the Board of Directors, may redeem in whole, but not in part, the Senior Preferred Shares at the time outstanding at any time from and after February 20, 1999, upon notice given as hereinafter specified, at a redemption price for each Senior Preferred Share equal to $550.00, together with the full dividend thereon for the then current quarterly-yearly dividend period.

         Notice of redemption of the Senior Preferred Shares shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Senior Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Senior Preferred Shares.

         The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which Senior Preferred Shares shall be redeemed.

         If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been


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surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

         Any funds so set aside and unclaimed at the end of three years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         (e) VOTING RIGHTS. Except as required by applicable law, the holders of Senior Preferred Shares shall have no voting rights in the Corporation.

         (f) NO OTHER RIGHTS. The Senior Preferred Shares shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

         (g) LEGEND. Any certificate evidencing Senior Preferred Shares shall be stamped or endorsed with a legend in substantially the following form:

         THE SHARES OF SENIOR PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.


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         SECTION 4.2A  SERIES A PREFERRED SHARES.


         (a) GENERAL TERMS. Each Series A Preferred Share shall be identical in all respects to each other Series A Preferred Share. Each Excess Series A Preferred Share shall be identical in all respects to each other Excess Series A Preferred Share, and except as otherwise provided herein, shall be identical in all respects to each Series A Preferred Share. Series A Preferred Shares that are redeemed or purchased by the Corporation may, at the election of the Corporation either (i) be reissued by the Corporation or (ii) be canceled and if so canceled shall revert to authorized but unissued Preferred Shares.

         (b) DIVIDEND RIGHTS. (i) The holders of Series A Equity Shares shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends payable to shareholders of record on the respective date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend in an amount equal to the greater of (A) $8.50 per share per annum and (B) an amount per share equal to 6.2461 (subject to proportional adjustment in the case of any subdivision, stock split, stock dividend, combination or reverse split of the Common Equity Shares or the Preferred Equity Shares) (as so adjusted from time to time, the "Common Equivalent Factor") times the dollar amount of dividends declared with respect to each Common Equity Share (such product, the "Common Equivalent Amount") for the same annual period; PROVIDED, HOWEVER, that if, as a result of the quarterly dividends paid in accordance with the following sentence, the holders of Series A Equity Shares shall have received for any calendar year more dividends than such Shares shall be entitled under clauses
(A) and (B) above, the dividends payable in respect of Series A Preferred Shares in subsequent calendar years shall be reduced to the extent of such overpayment. Subject to the proviso of the preceding sentence of this Section 4.2A(b)(i), the dividend paid in respect of each quarterly period in each calendar year shall


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be determined as follows:  (1) for the first quarter, the greater of $2.125 per share and the Common Equivalent Amount for same quarter; (2) for the second quarter, an amount such that the aggregate amount to be received per Series A Equity Share in respect of the first two quarters of such calendar year shall be the greater of $4.25 per share and the Common Equivalent Amount for the same two quarters; (3) for the third quarter, an amount such that the aggregate amount to be received per Series A Equity Share in respect of the first three quarters of such calendar year shall be the greater of $6.375 per share and the Common Equivalent Amount for the same three quarters; and (4) for the fourth quarter, an amount such that the aggregate amount to be received per Series A Equity Share in respect of such calendar year shall be the amount provided in the preceding sentence of this Section 4.2A(b)(i). Dividends paid on shares of Series A Equity Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all Series A Equity Shares as are outstanding at the time. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regularly scheduled quarterly dividend payment date, to holders of record on such date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend.

         (ii) So long as any Series A Equity Shares remain outstanding, no dividend whatever shall be paid or declared and no distribution made on any Common Equity Shares other than a dividend payable in Common Equity Shares, and no shares of Common Equity Shares shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Common Equity Shares, or the exchange or conversion of one Common Equity Share for or into another Common Equity Share, or other than through the use of the proceeds of a substantially contemporaneous sale of other Common Shares), unless the full dividend thereon for the then


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current quarterly dividend period and all prior dividend periods shall have been paid or declared and set apart for payment. Subject to the foregoing, and not otherwise, such dividends may be declared by the Board of Directors and paid on any Common Equity Shares from time to time out of any funds legally available therefor, and the Series A Equity Shares shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

         (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Equity Shares shall be entitled, before any distribution or payment is made to the holders of any Common Equity Shares, to be paid in full an amount per share equal to $100.00 (which amount is hereinafter referred to as the "Series A Preferred voluntary liquidation amount"), together with (x) all accrued and unpaid dividends through the end date of the calender quarter most recently completed prior to the date of liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a "Series A Voluntary Liquidation Date") plus (y) $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series A Voluntary Liquidation Date over ninety days. In the event of any involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Equity Shares, the holders of Series A Equity Shares shall be entitled to be paid in full an amount per share equal to $100.00 (which amount is hereinafter referred to as the "Series A Preferred involuntary liquidation amount"), together with (x) all accrued and unpaid dividends through the end date of the calender quarter most recently completed prior to the date of involuntary liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a "Series A Involuntary Liquidation Date"); plus (y) $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to


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the relevant Series A Involuntary Liquidation Date over ninety days.

         Payment shall be made in full to all holders of Series A Equity Shares and other Shares ranking PARI PASSU on liquidation with the Series A Equity Shares, before any remaining assets of the Corporation shall be distributed among the holders of Common Equity Shares, according to their respective numbers of shares. For the purposes of this Section 4.2A(c), the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, but shall, to the extent appropriate, cause an adjustment to the Common Equivalent Factor.

         (d) REDEMPTION. The Corporation, at the option of the Board of Directors, with approval of a majority of the Independent Directors (as defined in Section 4.5 hereof), may redeem in whole, or in part, the Series A Equity Shares at the time outstanding at any time and from time to time from and after July 1, 2003, upon notice given as hereinafter specified, at a redemption price for each Series A Equity Share equal to $100.00, together with (i) all accrued and unpaid dividends through the end date of the calender quarter most recently completed prior to the date of redemption of the Series A Equity Shares (each a "Series A Redemption Date"); plus (ii) $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series A Redemption Date over ninety days (such fraction, the "Pro Rata Adjustment"); plus (iii) a right to receive on the payment date for dividends declared on the Common Equity Shares with respect to the calendar quarter during which the relevant Series A Redemption Date occurs (the "Relevant Quarter"), the excess of (x) the Common Equivalent Factor times
(A) the dollar amount of the per share dividends declared on the Common Equity Shares for the Relevant Quarter times the Pro Rata Adjustment plus (B) the dollar amount of the per share dividends declared on the Common Equity Shares from the beginning of the calendar year in which such redemption occurs through the end date of


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the calendar quarter prior to the Relevant Quarter over (y) the dollar amount calculated in the preceding clause (ii) plus all other dividends paid on the Preferred Shares from the beginning of the calendar year during which the relevant Series A Redemption Date occurs.

         If the Corporation shall determine to redeem less than all the Series A Equity Shares then outstanding, the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be the same proportion of all the shares to be redeemed that the total number of Series A Equity Shares then held by such holder bears to the total number of Series A Equity Shares then outstanding.

         Notice of redemption of the Series A Equity Shares shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Equity Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Equity Shares.

         The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which Preferred Shares shall be redeemed.

         If notice of redemption shall have been duly given, and if, on or before the redemption date specified therein, the Corporation shall deposit all funds necessary for such redemption with a bank or trust company in an account that is separate and apart from its other accounts and shall hold such


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funds in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

         Any funds so deposited and unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

         (e) VOTING RIGHTS. The holders of Series A Equity Shares shall have no voting rights in the Corporation except: (i) in the event that the Board of Directors has not declared a dividend payable to holders of any series of Preferred Shares that were authorized with the consent of the holders of a majority of the Series A Equity Shares or were issued to the original holder of the Series A Equity Shares (all such Preferred Shares, collectively the "Ranking Preferred Shares") or the Series A Preferred Shares for four (4) quarterly dividend periods, the number of directors constituting the Board of Directors shall, without further action, be increased by one (1) and the holders of a majority of the Series A Equity Shares shall have the exclusive right together with holders of all other series of Ranking Preferred Shares, to elect one (1) director to fill such newly created directorship until such time as all such dividends in arrears are made current and paid in full, at which time the director so elected shall cease to be a director, the number of directors constituting the Board of Directors shall be reduced by one (1) and such additional voting rights of the holders of the Series A Equity Shares shall terminate, subject to revesting


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in the event of each and every subsequent event of the character indicated
above, (ii) the affirmative vote of the holders of a majority of the Series A Equity Shares voting together as a class shall be required to approve any amendment to these Articles of Incorporation that materially and adversely affects the rights, preferences or powers of the Series A Equity Shares, including, without limitation, the definition of Ownership Limit with respect to the Series A Equity Shares, PROVIDED, that (x) except as required by clause (y) where the amendment to these Articles of Incorporation for which the vote is required pursuant to this clause (ii) adversely affects the rights, powers and preferences of other series of Ranking Preferred Shares, then such amendment shall be approved by a vote of a majority of the Ranking Preferred Shares affected thereby, voting together as a class and (y) the unanimous approval of the holders of Series A Equity Shares shall be required for any amendment to these Articles of Incorporation that would decrease the rate or change the time of payment of any dividend or distribution on the Series A Equity Shares, decrease the amount payable upon redemption of the Series A Equity Shares or upon the voluntary or involuntary liquidation of the Corporation, or advance the date on which the Series A Equity Shares may be redeemed by the Corporation, amend the number of shares of Series A Equity Shares required to effect amendments to these Articles of Incorporation or amend this Section 4.2A(e),
(iii) the affirmative vote of the holders of a majority of the Ranking Preferred Shares of each affected series voting together as a class shall be required to approve any merger or consolidation of the Corporation and another entity in which the Corporation is not the surviving corporation and each holder of such series of Ranking Preferred Shares does not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as the Ranking Preferred Shares have with respect to the Corporation, (iv) the affirmative vote of the holders of a majority of the Ranking Preferred Shares of each affected series voting together as a class shall be required to approve any voluntary action by the Board of Directors intended to cause the Corporation to cease to have the status as a REIT (as defined


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in Section 4.5 hereof) and (v) as otherwise required by applicable law.

         (f) NO OTHER RIGHTS. The Series A Equity Shares shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

         SECTION 4.3  COMMON EQUITY SHARES.


         (a) COMMON EQUITY SHARES SUBJECT TO TERMS OF SHARES. The Common Equity Shares shall be subject to the express priorities and limitations of the Senior Shares.

         (b) DIVIDEND RIGHTS. (i) The holders of Common Equity Shares shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

         (ii) Each of the Common Shares, and the Excess Common Shares shall rank in parity with one another with respect to the declaration and payment of any dividend or the making of any distribution by, or out of the property and assets of the Corporation, or the issuance of any rights or warrants to subscribe for, or purchase securities convertible into, stock or other securities of the Corporation. No dividend or distribution, whether payable in cash, securities or other property or assets of the Corporation, shall be declared or paid or made, and no such rights or warrants shall be issued, in respect of any of the Common Shares unless an identical dividend or distribution is concurrently declared and paid or made, or identical rights or warrants are issued, in respect of each of the Excess Common Shares, nor shall any dividend or distribution be declared or paid or made, nor any rights or warrants issued, in respect of any of the Common Shares or any class thereof unless an identical dividend or distribution is concurrently declared and paid or made, or identical rights or warrants are issued, in respect of each of the Excess Common Shares, nor any rights or warrants issued, in respect of any of the Excess Common Shares unless an identical dividend or distribution is concurrently declared and paid or made, or

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identical rights or warrants are issued, in respect of each of the Common
Shares; PROVIDED, HOWEVER, that in the case of any dividend or distribution payable in, or rights or warrants to subscribe for, or purchase securities convertible into Common Shares, such dividend or distribution shall only be payable in, and such rights or warrants shall only provide subscription or purchase rights relating to securities convertible into, Common Shares to holders of Common Shares and Excess Common Shares to holders of Excess Common Shares.

         (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Common Equity Shares shall be entitled to receive, ratably with each other holder of Common Equity Shares, that portion of the assets of the Corporation available for distribution to the holders of its Common Equity Shares, as the number of Common Equity Shares held by such holder bears to the total number of Common Equity Shares then outstanding.

         (d) VOTING RIGHTS. Except as otherwise provided herein, the holders of Common Shares shall vote together as a single class. At all meetings of the shareholders of the Corporation each holder of Common Shares shall be entitled to one vote for each Common Share entitled to vote at such meeting. The affirmative vote of a majority of the holders of Common Shares voting together as a class shall be required to approve: (1) an election to change the Corporation's status as a REIT, and (2) other matters as required by applicable law.

         (e) ELECTION OF DIRECTORS. (i) The cumulative voting rights set forth in Section 351.245(3) of the GBCL are hereby eliminated.

         SECTION 4.4 PREEMPTIVE RIGHTS. No holder of Common Equity Shares or of Senior Shares shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or

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additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

         SECTION 4.5 RESTRICTIONS ON OWNERSHIP AND TRANSFER; EXCHANGE FOR EXCESS SHARES.

         (a) DEFINITIONS. As used in these Articles of Incorporation, the following terms shall have the following meanings:


         "Affiliate" shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person and the term "Affiliated" has a meaning correlative to the foregoing. As used herein the term "control" shall mean either (i) having (directly or indirectly through one or more intermediaries) the exclusive power to direct the management and policies of a person or (ii) having both (A) at least fifty percent (50%) of the economic interest in a person and (B) at least fifty percent (50%) of the voting rights with respect to such person with the full right to exercise such vote, and the term "controlled" has a meaning correlative to the foregoing. Notwithstanding the foregoing, (i) with respect to Westfield American Investments Pty Limited ("Westfield") only, the term "Affiliate" shall include any United States real estate investment trust or foreign trust with shares publicly traded on an internationally recognized national securities exchange, provided that Westfield and its Affiliates own in the aggregate at least twenty-five percent (25%) of the economic and voting interests in such real estate investment trust or foreign trust and Westfield or one of its Affiliates is the manager of all or substantially all of the properties in which such real estate investment trust or foreign trust has a direct or indirect interest and for which such real estate investment trust or foreign trust has the right to designate the manager thereof or is a manager of such trust. As used herein the term "person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

         "Beneficial Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner", "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Beneficiary" shall mean the beneficiary or beneficiaries of the Special Trust which shall be the United Jewish Appeal and, if necessary to avoid the Corporation being "closely held" within the meaning of Section 856(h) of the Code or to assure that the Corporation satisfies the requirement of Section 856(a)(5) of the Code that it has at least 100 shareholders, one or more additional persons exempt from tax under Section 501(c)(3) of the Code as shall be designated by the Board of Directors or a duly authorized officer of the Corporation.


         "Closely Held" shall have the meaning prescribed in Section 856(h) of the Code.


         "Closing Date" shall mean the date of the initial closing of the offerings of Common Shares by the Corporation as described to the registration statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-22731).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and references to sections thereof shall include any appropriate successor provisions.


--------------------

         "Existing Holder" shall mean Mr. Frank P. Lowy and all of the members of his family, as such term is defined for purposes of Section 544(a)(2) of the Code.

         "Existing Holder Limit" shall mean, (A) for the period prior to the Closing Date 33% of the value of the total outstanding Shares of the Corporation, and (B) for the period on and after the Closing Date, 26% of the value of the total outstanding Shares of the Corporation.

         "Independent Director" shall mean a director of the Company who (i) is not, and has not for the last 12 months been, an officer, director or employee of any of the Westfield Group or the WAT Trustee, (ii) is not an affiliate of any of the Westfield Group or the WAT Trustee or an officer or employee of such an affiliate, (iii) is not a member of the immediate family of any natural person described in clauses (i) and (ii) above, and (iv) is free from any relationship that would interfere with the exercise of independent judgment as a Director. For purposes of this definition of Independent Director only, an "Affiliate" shall mean any person directly or indirectly controlling, controlled by, or under common control with, such other person; "Control" shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with any of the Westfield Group or the WAT Trustee; and "Member of the Immediate Family" shall mean any parent, spouse of a parent, child, spouse of a child, spouse, brother or sister and includes step and adoptive relationships.

         "Individual" shall mean any Person that is treated as an individual for purposes of Section 542(a)(2) of the Code as the application of such Section may be modified by Section 856(h) of the Code.

         "Institutional Investor" shall mean any "qualified institutional buyer" as defined in Section (a)(1)(i)(A), (a)(1)(i)(D), (a)(1)(i)(E),
(a)(1)(i)(F), (a)(1)(i)(H) (but limited to any organization exempt from tax under Section 501(c)(3) of the Code), (a)(1)(iv) or (a)(1)(vi) of Rule 144A under the Securities Act of 1933, as amended. The term Institutional Investor shall be deemed to include any foreign entity that would otherwise qualify under the foregoing definition, including, without limitation, a foreign insurance company.

         "Market Price" shall mean, with respect to Shares of the relevant class or series on the relevant date, the closing sale price regular way on such day, or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if such Shares are not listed or admitted to trading on such exchange, on the principal national securities exchange or quotation system on which such Shares are quoted or listed or admitted to trading, or, if not quoted or listed on any national securities exchange or quotation system, the average of the closing bid and asked prices of such Shares on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, the fair market value of such Shares as determined by a nationally recognized investment banking firm selected by the Board of Directors.

         "Ownership Limit", shall mean, (A) with respect to Shares Beneficially Owned by any Individual (other than an Existing Holder), (i) for the period prior to the Closing Date, 4% of the total value of the outstanding Shares of all classes and series, and (ii) for the period on and after the

Closing Date, 5.5% of the total value of the outstanding Shares of all classes and series, and (B) with respect to the Senior Preferred Shares during the period prior to the Closing Date, one Senior Preferred Share, in each case subject to adjustment as set forth in Sections 4.5(i) and 4.5(j).


         "Ownership Limitation Termination Date" shall mean the first day, if any, on which holders of Shares determine, in accordance with any class voting procedures as provided in these Articles, that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.


         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

         "Purported Beneficial Holder" shall mean, with respect to any event other than a purported Transfer which results in Shares being automatically exchanged for Excess Shares, the person for whom the Purported Record Holder of the Shares that were, pursuant to Section 4.5(c), automatically exchanged for Excess Shares upon the occurrence of such event held such exchanged Shares.

         "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Shares being automatically exchanged for Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired such exchanged Shares, if such Transfer had been valid under Sections 4.5(b) and 4.5(c).

         "Purported Record Holder" shall mean, with respect to any event other than a purported Transfer which results in Shares being automatically exchanged for Excess Shares, the record holder of the Shares that were, pursuant to
Section 4.5(c), automatically exchanged for Excess Shares upon the occurrence of such event.

         "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Shares being automatically exchanged for Excess Shares, the record holder of such exchanged Shares if such Transfer had been valid under Sections 4.5(b) and 4.5(c).

         "REIT" shall mean a real estate investment trust under Section 856 of the Code.

         "Shares" shall mean Senior Shares or Common Shares (all as defined in section 4.1).

         "Special Trust" shall mean a trust created pursuant to Section 4.7(a).

         "Special Trust Transferee" shall mean the ultimate transferee or transferees of New Shares that are to be transferred from a Special Trust upon transfer of Excess Shares pursuant to Section 4.7(e) below.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including the granting or transfer of any option or entering into any agreement for the sale, transfer or other disposition of Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

         "Trustee" shall mean such person, as trustee of the Special Trust, as shall be selected from time to time by the Board of Directors.

         (b)  RESTRICTIONS ON OWNERSHIP AND TRANSFER.

         (1) Prior to the Ownership Limitation Termination Date, no Individual (other than an Existing Holder) shall Beneficially Own Shares (and, with respect to the Senior Preferred Shares, during the period prior to the Closing Date, no Person shall beneficially own (without reference to any rules of attribution) Senior Preferred Shares, in each case in excess of the applicable Ownership Limit.) In addition, prior to the Ownership Limitation Termination Date, no Existing Holder shall Beneficially Own Shares in excess of the Existing Holder Limit.

         (2) Prior to the Ownership Limitation Termination Date, to the extent that any Transfer, if effective, would result in any Individual (other than an Existing Holder) Beneficially Owning Shares in excess of the Ownership Limit, the Transfer of such Shares which would be otherwise Beneficially Owned by such Individual in excess of such Ownership Limit shall be void AB INITIO; and the intended transferee shall acquire no rights to such Shares.

         (3) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Shares in excess of the Existing Holder Limit shall be void AB INITIO as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Existing Holder in excess of such Existing Holder Limit; and such Existing Holder shall acquire no rights to such Shares.

         (4) Prior to the earlier of the Closing Date and the Ownership Limitation Termination Date, any Transfer of Senior Preferred Shares that, if effective, would result in any Person (determined without reference to any rules of attribution) beneficially owning Senior Preferred Shares in excess of the Ownership Limit with respect to Senior Preferred Shares shall be void AB INITIO as to the Transfer of such Preferred Shares which would be otherwise beneficially owned by such Person (determined without reference to any rules of attribution) in excess of such amount; and the intended transferee shall acquire no rights in such Senior Preferred Shares.

         (5) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) or which would otherwise cause the Corporation to fail to satisfy the requirements for qualification as a REIT, shall be void AB INITIO as to the Transfer of such Shares which would be otherwise beneficially owned by the transferee (determined without reference to any rules of attribution); and the intended transferee shall acquire no rights in such Shares.


         (6) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Corporation being "Closely Held" shall be void AB INITIO as to the Transfer of the Shares which would cause the Corporation to be "Closely Held" and the intended transferee shall acquire no rights in such Shares.

         (c)  SHARES EXCHANGED FOR EXCESS SHARES.


         (1)  If at any time prior to the Ownership Limitation Termination
Date, there is a purported Transfer such that, notwithstanding the other provisions contained in this Article Fourth, any Individual (other than an Existing Holder) would Beneficially Own Shares in excess of the Ownership Limit, such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for Excess Shares, and shall be subject to the terms of Section 4.7 hereof.

         (2)  If at any time prior to the Ownership Limitation Termination
Date, there is a purported Transfer such that, notwithstanding the other provisions contained in this Article Fourth, an Existing Holder would Beneficially Own Shares in excess of the applicable Existing Holder Limit, then such number of Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for Excess Shares, and shall be subject to the terms of Section 4.7 hereof.

         (3) If at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer of Shares which would, notwithstanding the other provisions contained in this Article Fourth, cause the Corporation to become Closely Held, then the Shares being Transferred which would cause the Corporation to be Closely Held (rounded up to the nearest whole Share) shall be automatically exchanged for Excess Shares, and shall be subject to the terms of Section 4.7 hereof.

         (4) If, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer such that, notwithstanding the other provisions contained in this Article Fourth, the total outstanding Shares would be beneficially owned (without reference to any rules of attribution) by fewer than 100 Persons, then such number of Shares as would otherwise cause the Corporation to fail to satisfy the ownership requirements of Section 856(a)(5) of the Code shall automatically be exchanged for Excess Shares and shall be subject to the terms of Section 4.7 hereof.


         (5) If, at any time prior to the Ownership Limitation Termination Date, an event other than a purported Transfer (an "Event") occurs which would (i) cause any Individual (other than an Existing Holder) to Beneficially Own Shares in excess of the Ownership Limit, (ii) cause an Existing Holder to Beneficially Own Shares in excess of the Existing Holder Limit, or (iii) cause the Corporation to be Closely Held, or then outstanding Shares Beneficially Owned by such Individual or Existing Holder, as the case may be, shall be automatically exchanged for Excess Shares, and shall be subject to the terms of Section 4.7 hereof to the extent necessary to eliminate such excess ownership. In determining which outstanding Shares shall be exchanged for Excess Shares, outstanding Shares, if any, directly held or Beneficially Owned by any Individual who caused the Event to occur shall be exchanged for Excess Shares before any outstanding Shares not so Beneficially Owned are exchanged for Excess
Shares, and to the extent not inconsistent therewith, in such manner as minimizes the aggregate value of the Shares that are exchanged for Excess Shares (except to the extent that the Board of Directors determines that the Shares to be exchanged for Excess Shares are to be those held through a Person that caused or contributed to the occurrence of such Event, rather than Shares held through a different chain of ownership). Where several such Individuals or Persons exist, the outstanding Shares shall be exchanged for Excess Shares in such manner as minimizes the aggregate value of the Shares that are exchanged for Excess Shares (except to the extent that the Board of Directors determines that the Shares to be exchanged for Excess Shares are to be those held through Persons that caused or contributed to the occurrence of such Event, rather than Shares held through a different chain of ownership), and to the extent not inconsistent therewith, on a pro rata basis. If no Persons or Individuals caused the Event to occur, outstanding Shares shall be exchanged for Excess Shares in such manner as minimizes the aggregate value of Shares that are exchanged for Excess Shares.


         (6) Any exchange of Shares for Excess Shares pursuant to this Section 4.5(c) and Section 4.7 hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or other Event that resulted in such exchange.



         (7) A Special Trust that, in accordance with Section 4.7(a) and these Articles is the holder of any Excess Shares shall, except as otherwise specifically provided herein, have the same rights hereunder, including without limitation, voting rights and distribution rights, to which a permitted holder of the Shares exchanged therefor would be entitled in respect of such Shares had such Shares not been exchanged for Excess Shares. Such Excess Shares shall be treated as Shares of the same class or series as the Shares exchanged therefor.


         (d) REMEDIES FOR BREACH. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Sections 4.5(b) or 4.5(c) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or an Individual intends to acquire or has attempted to acquire Beneficial
Ownership of any Shares in violation of Sections 4.5(b) or 4.5(c), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to prevent such Transfers; provided, however, that nothing contained in this
Section 4.5(d) shall prevent the automatic application and operation of
Section 4.5(b) (regarding certain attempted Transfers of Shares being void ab initio) and, failing the operation and application of Section 4.5(b) for any reason, the automatic application and operation of Section 4.5(c) (regarding the exchange of Shares for Excess Shares), in each case without the need for any further action by the Corporation or the Board of Directors.



         (e)  NOTICE OF OWNERSHIP OR ATTEMPTED OWNERSHIP IN VIOLATION OF
SECTION 4.5(b). Any Individual or Person who acquires or attempts to acquire Beneficial Ownership of Shares in violation of Sections 4.5(b) or 4.5(c), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Corporation's status as a REIT.


         (f) OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Ownership Limitation Termination Date,

         each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the

Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code including, without limitation, Treasury Regulations Section 1.857-8 or any successor regulation.

         (g) REMEDIES NOT LIMITED. Nothing contained in this Article Fourth shall (i) preclude the settlement of Shares on the New York Stock Exchange or
(ii) limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT.

         (h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Article Fourth, including any definition contained in Section 4.5(a) and any ambiguity with respect to which Shares are to be exchanged for Excess Shares in a given situation, the Board of Directors shall have the power to determine in good faith the application of the provisions of this Article Fourth with respect to any situation based on the facts known to it.


         (i) MODIFICATIONS OF OWNERSHIP LIMIT. Subject to the limitations provided in Section 4.5(j), the Board of Directors may from time to time increase or decrease the Ownership Limit with respect to any Individual or Person, or any Shares or class or series thereof.

         (j)  LIMITATIONS ON MODIFICATIONS.


         (1) The Ownership Limit may not be increased if, after giving effect to such increase, five Individuals could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares.

         (2)  Prior to the modification of any Ownership Limit pursuant to
Section 4.5(i), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

         (3) The Ownership Limit may not be increased to a percentage which is greater than 9.8% of the value of the outstanding Shares of the Corporation of all classes and series.

         SECTION 4.6 LEGEND. (a) Each certificate issued on or after the Closing Date in respect of Common Shares shall bear the following legend:


         "The Common Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. No Individual may Beneficially Own Shares in excess of the then applicable Ownership Limit, which may decrease or increase from time to time, unless such Individual is an Existing Holder. In general, any Individual who attempts to Beneficially Own shares in excess of the Ownership Limit must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Articles of Incorporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests. If the restrictions on ownership and transfer are violated, the Common Shares represented hereby may be automatically exchanged for Excess Shares and deemed transferred to a Special Trust as provided in the Articles of Incorporation."

         (b) Each certificate issued prior to the Closing Date in respect of Senior Preferred Shares shall bear the following legend:

         "The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may beneficially own more than one share of the outstanding Preferred Shares. Any Person who attempts to beneficially own Preferred Shares in excess of the above limitations must immediately notify the Corporation and any transfer which would result in ownership of Preferred Shares in excess of the above limitation shall be void. All capitalized terms used in this legend have the meanings set forth in the Articles of Incorporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests."

The stock certificates evidencing any Senior Preferred Shares issued on or after the Closing Date shall bear a legend in the form as set forth in Section 4.6(c) hereof, PROVIDED, HOWEVER, that the term "Senior Preferred Shares" shall be substituted in place of the term "Preferred Shares" in every place in which the term "Preferred Shares" appears in such legend.

         (c) Each certificate issued on or after the Closing Date in respect of Preferred Shares shall bear the following legend:

         "The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. No Individual may Beneficially Own Shares in excess of the then applicable Ownership Limit, which may decrease or increase from time to time, unless such Individual is an Existing Holder. In general, any Individual who attempts to Beneficially Own Shares in excess of the Ownership Limit must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Articles of Incorporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests. If the restrictions on ownership and transfer are violated, the Preferred Shares represented hereby may be automatically exchanged for Excess Shares and deemed transferred to a Special Trust as provided in the Articles of Incorporation."

         SECTION 4.7  EXCESS SHARES.


         (a) OWNERSHIP IN TRUST. Upon any purported Transfer or other Event that results in the exchange of Shares for Excess Shares pursuant to Section 4.5(c), such Excess Shares shall be deemed to have been transferred to a Trustee, as trustee of a Special Trust for the exclusive benefit of a Beneficiary. Excess Shares of any class or series that are held in trust as provided in this Section 4.7 shall constitute issued and outstanding Common Shares or Senior Shares of the Corporation, as the case may be. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares, but shall have the rights provided in Sections 4.7(c) and 4.7(e). Where a Transfer or other Event results in an automatic exchange of Shares of more than one class or series for Excess Shares of more than one class or series, separate Special Trusts shall be deemed to have been established for the Excess Shares of each such class or series. Each exchange of Shares for Excess Shares pursuant to Section 4.5(c)(5) hereof (relating to the requirement of Section 856(a)(5) of the Code that the Corporation have at least 100 shareholders) shall, with respect to each such Transfer that caused such exchange, be effected through a transfer of Excess Shares to a separate and distinct Special Trust for the benefit of a separate and distinct Beneficiary.

         (b) DIVIDEND RIGHTS. Dividends or other distributions that have been declared on any Shares that have been exchanged for Excess Shares pursuant to Section 4.5(c) shall be paid when due to the appropriate Trustee, as trustee of the particular Special Trust for the exclusive benefit of the Beneficiary of such Special Trust until such time as the Trustee shall transfer New Shares in respect of such Excess Shares pursuant to Section 4.7(e). Any dividend or distribution paid prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be returned to the Corporation and promptly thereafter paid over to the Trustee, as trustee of the Special Trust for the exclusive benefit of the Beneficiary.

         (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee of each Special Trust that is the holder of any Excess Shares shall be entitled to receive a portion of the assets of the Corporation available for distribution to the holders of that class or series of Shares for which such Excess Shares were exchanged originally pursuant to Section 4.5(c) and this Section 4.7. The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder of the Excess Shares held in the Special Trust an amount (the "Original Value Amount") not to exceed (A) in the case of a Purported Record Holder or in the case of a Purported

Record Transferee that did not give value for the Shares for which such Excess Shares were exchanged (through a gift, devise or other transaction), the Market Price of the Shares for which such Excess Shares were exchanged as of the date of such exchange or (B) in the case of a Purported Record Transferee that did give value for the Shares for which such Excess Shares were exchanged, the price such Purported Record Transferee paid for such Shares, out of the assets received by the Trustee in respect of the Excess Shares held in such Special Trust in connection with any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, and the Trustee shall distribute to the Beneficiary of the particular Special Trust any amounts in excess of the Original Common Amount.

         (d) VOTING RIGHTS. Each Trustee, as holder of any Excess Shares and as trustee of a Special Trust for the exclusive benefit of a Beneficiary, shall have the same right to vote any such Excess Shares as the Shares exchanged therefore would have had if they had not been so exchanged in connection with any matter on which the holders of Shares are entitled to vote until such time as the Trustee shall transfer New Shares in respect of such Excess Shares pursuant to Section 4.7(e).

         (e)  TRANSFER OF EXCESS SHARES.

         (1) Any Excess Shares which were issued in exchange for Shares pursuant to Section 4.5(c) and are held by a Trustee in a Special Trust for the benefit of a Beneficiary pursuant to Section 4.7(a) shall be Transferred by the Trustee only as provided in this Section 4.7(e). Such Trustee shall, within one hundred eighty (180) days after the date of the purported Transfer or other Event that resulted in such Excess Shares being issued in exchange for Shares, or, if later, one hundred eighty (180) days after the date on which the Corporation first became aware of the issuance of Excess Shares (the "Excess Shares Exchange Date"), Transfer the Excess Shares held in a Special Trust to a Special Trust Transferee, provided that (i) simultaneously with such Transfer such Excess Shares shall be automatically exchanged for an equal number of Shares of the same class or series that had originally been exchanged for such Excess Shares (the "New Shares"), (ii) such New Shares would not as a result of such Transfer to such Special Trust Transferee be automatically exchanged for Excess Shares pursuant to Section 4.5(c) and (iii) such Special Trust Transferee is an Institutional Investor or, if designated by the Corporation as provided below, an Affiliate of a shareholder. The
Corporation shall have the right to designate a Special Trust Transferee within the first ninety (90) days after the Excess Shares Exchange Date provided that (i) such Special Trust Transferee is either (A) an Affiliate of a shareholder or (B) an Institutional Investor and (ii) the New Shares would not as a result of a Transfer to such Special Trust Transferee be automatically exchanged for Excess Shares pursuant to Section 4.5(c). Notwithstanding anything to the contrary in this Section 4.7(e), each Trustee shall Transfer New Shares in respect of the Excess Shares held in each Special Trust to a Special Trust Transferee designated by the Corporation pursuant to the immediately preceding sentence and, during the first ninety
(90) days after the relevant Excess Shares Exchange Date, the Trustee shall not Transfer New Shares in respect of the Excess Shares to a Special Trust Transferee that has not been designated by the Corporation pursuant to the immediately preceding sentence.


         Each Trustee shall distribute to the particular Purported Record Transferee or Purported Record Holder of the Excess Shares held in the Special Trust out of the purchase price received by the Trustee from a Special Trust Transferee for New Shares in respect of such Excess Shares an amount (the "Original Transfer Amount") not to exceed (A) in the case of a Purported Record Holder or in the case of a Purported Record Transferee that did not give value for the Shares for which such Excess Shares were exchanged (through a gift, devise or other transaction), the lesser of (w) the Market Price of such Shares as of the date such Shares were exchanged for Excess Shares and (x) the purchase price received by the Trustee from the Special Trust Transferee for the New Shares or (B) in the case of a Purported Record Transferee that did give value for the Shares for which such Excess Shares were exchanged, the lesser of (y) the purchase price received by the Trustee from the Special Trust Transferee for the New Shares and (z) the price such Purported Record Transferee paid for such Shares. The Trustee shall distribute to the particular Beneficiary of the Special Trust any amounts in excess of the Original Transfer Amount.

         (2) Notwithstanding the foregoing, if a Purported Record Transferee or Purported Record Holder receives any amounts in respect of any Excess Shares held in a Special Trust that exceeds the amounts allowable under Section 4.7(e)(1), such Purported Record Transferee or Purported Record Holder shall pay such excess to the Trustee for the benefit of the Beneficiary of such Special Trust.

         SECTION 4.8 SEVERABILITY. If any provision of this Article Fourth or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


                                    ARTICLE FIFTH

                   The Corporation shall have perpetual existence.


                                    ARTICLE SIXTH

         (a) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or these Articles of Incorporation otherwise provide.

         (b) The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                   ARTICLE SEVENTH

         (a) The number of directors of the Corporation shall be fixed by the By-Laws of the Corporation but in no event shall be less than three (3) or more than fourteen (14) and may be increased or decreased within such limitations from time to time in such a manner as may be prescribed by the By-Laws and in accordance with the terms hereof. In the event that the Board is increased by such a resolution, the vacancy or vacancies so resulting shall be filled by a vote of the majority of the directors then in office. No decrease in number in the Board shall shorten the term of any incumbent directors. Any change shall be reported to the Secretary of State within thirty (30) calendar days of such change. The Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the By-Laws. Except as otherwise provided in the By-Laws with respect to the implementation of this Article 7, directors shall be elected to hold office for a term of three (3) years, with the term of office of one class expiring each year. Any director or the entire Board of Directors may be removed, for cause only, by the holders of 66 2/3 of all shares then entitled to vote at an election of directors. The provisions of this Section 7(a) shall not be amended, altered, changed or repealed unless approved by the affirmative vote of the holders of not less than seventy-five percent of the total voting power of all outstanding shares of voting stock.

         (b) Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         (c) Notwithstanding anything contained in these Articles of Incorporation to the contrary (other than Section 4.3(d) above), the affirmative vote of the holders of a majority in interest of the then outstanding Common Shares shall be required to terminate the Corporation's status as a real estate investment trust.

         (d) Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of the class or series of stock entitled to vote on such action.


                                    ARTICLE EIGHTH

         (a) The Corporation shall, to the fullest extent permitted by the GBCL, including the provisions of Section 351.355.7 RSMo, indemnify and advance expenses to any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of any other corporation or enterprise. Such right of indemnification shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise.

         (b) The Corporation may, to such extent as it deems appropriate and as may be permitted by the GBCL, indemnify any other person acting in any of the other capacities referred to in Section 351.355 of the GBCL against any such claim by reason of the fact that he is or was serving the Corporation or at the request of the Corporation in any of such capacities or arising out of his status in any such capacity.

         (c) The Corporation may, but shall not be required to, supplement the right of indemnification under paragraph (a) above by (1) the purchase of insurance on behalf of any one or more of such persons, whether or not the Corporation would be obligated to indemnify such person under paragraph (a) above, (2) individual or group indemnification agreements with any one or more of such persons and (3) advances for related expenses of such a person.


                                    ARTICLE NINTH

         (a) In addition to any affirmative vote required by law, the Articles of Incorporation, any agreement with any national securities exchange or otherwise, any Business Combination (as hereinafter defined) involving the Corporation shall be subject to approval in the manner set forth in this Article 9.

         (b) No Business Combination shall be consummated or effected with an Interested Shareholder (as hereinafter defined) during the five-year period after which a person or an entity becomes an Interested Shareholder unless such Business Combination or the transaction in which the person or entity becomes an Interested Shareholder is approved by the Board of Directors on or before the date of the Acquisition Transaction (as hereinafter defined).

         (c) After the five-year period following the Acquisition Transaction, Business Combinations may occur only if (i) prior to the Acquisition Transaction, the board of directors approved the Acquisition Transaction or approved the Business Combination in question; (ii) the holders of a majority of the outstanding stock, other than stock owned by the Interested Shareholder, approve the Business Combination or (iii) the Business Combination meets all of the following conditions:

         (A) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of Common Equity Shares is at least equal to the higher of the following:

         1. The highest per share price paid by such Interested Shareholder at a time when he was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the Corporation, for any shares of common stock of the same class or series acquired by it within the five-year period immediately prior to the announcement date with respect to such Business Combination, or within the five-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at an amount equal to the greater of (i) the rate for one-year United States treasury obligations from time to time in effect and (ii) 8 1/2%; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of common stock since such earliest date, up to the amount of such interest; and

         2. The market value per share of common stock on the announcement date with respect to such Business Combination or on such Interested Shareholder's stock acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at an amount equal to the greater of (i) the rate for one-year United States treasury obligations from time to time in effect and (ii) 8 1/2%; less the aggregate amount of any cash dividend paid, and the market value of any dividends paid other than in cash, per share of common stock since such date, up to the amount of such interest;

         (B) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of stock other than the Common Equity Shares is at least equal to the highest of the following, whether or not such Interested Shareholder has previously acquired any shares of such class or series of stock:

         1. The highest per share price paid by such Interested Shareholder at a time when he was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of the Corporation, for any shares of such class or series of stock acquired by him within the five-year period immediately prior to the announcement date with respect to such Business Combination, or within the five-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at an amount equal to the greater of (i) the rate for one-year United States treasury obligations from time to time in effect and (ii) 8 1/2%; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series of stock since such earliest date, up to the amount of such interest;

         2. The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of stock, unless the aggregate amount of such dividends is included in such preferential amount; and

         3. The market value per share of such class or series of stock on the announcement date with respect to such business combination or on such Interested Shareholder's stock acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at an amount equal to the greater of (i) the rate for one-year United States treasury obligations from time to time in effect and (ii) 8 1/2%; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series of stock since such date, up to the amount of such interest;

         (C) The consideration to be received by holders of a particular class or series of outstanding stock, including the Common Equity Shares, of the Corporation in such Business Combination is in cash or in the same form as the Interested Shareholder has used to acquire the largest numbers of shares of such class of series of stock previously acquired by it, and such consideration shall be distributed promptly;

         (D) The holders of all outstanding shares of stock of the Corporation not beneficially owned by such Interested Shareholder immediately prior to the consummation of such Business Combination are entitled to receive in such Business Combination cash or other consideration for such shares in compliance with paragraphs (A),(B) and (C) of this clause (iii) of this paragraph (c) of this Article Ninth;

         (E) After such Interested Shareholder's stock acquisition date and prior to the consummation date with respect to such Business Combination, such Interested Shareholder has not become the beneficial owner of any additional shares of voting stock of the Corporation except:

         1. As part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder;

         2. Through a Business Combination meeting all of the conditions of clause (ii) of this paragraph (c) of this Article Ninth and this clause (iii) of this paragraph (c) of this Article Ninth;

         3. Through purchase by such Interested Shareholder at any price which, if such price had been paid in an otherwise permissible Business Combination the announcement date and consummation date of which were the date of such purchase, would have satisfied the requirements of paragraphs (A), (B) and (C) of this clause (iii) of this paragraph (c) of this Article Ninth.

         (e) DEFINITIONS. As used in this Article Nine, the following terms shall have the following meanings:

         "Acquisition Transaction" shall mean any transaction in which any Person becomes an Interested Shareholder.

         "Business Combination" shall mean (i) any merger, consolidation or exchange of shares of capital stock of the Corporation of any of its subsidiaries with or into an interested Shareholder, in each case irrespective of which corporation or company is to be the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder (in a single transaction or a series of related transactions), other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation (including without limitation any securities or assets of a subsidiary of the Corporation) or all or a substantial part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Shareholder; (iv) the issuance or transfer by the Corporation or any of its subsidiaries of any securities of the Corporation or any of its subsidiaries to an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries from an Interested Shareholder of any securities issued by an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Interested Shareholder); (vi) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any merger or consolidation of the Corporation with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) owned by any Interested Shareholder; (vii) any merger or consolidation of the Corporation with any of its subsidiaries after which the provisions of this Article 9 of the Articles of Incorporation shall not appear in the Articles of Incorporation of the surviving entity; (viii) a plan of partial or complete liquidation or dissolution of the Corporation or spin-off or sale of a substantial part of the assets of the Corporation or any of its subsidiaries proposed by or on behalf of an Interested Shareholder; and (ix) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

         "Interested Shareholder" shall mean a Person which beneficially owns or controls 20% or more of the outstanding voting shares of the Corporation PROVIDED that any Person who would be an Interested Shareholder as of April 15, 1997 shall be excluded from the definition of Interested Shareholder.

         "Person" shall mean any individual, corporation, partnership or other person or entity.

         (f) The provisions of this Article 9 shall not be amended, altered, changed or repealed nor may any provision inconsistent with any of such provisions be added to the Articles of Incorporation unless approved by the affirmative vote of the holders of not less than the greater of (I) seventy-five percent of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class and (II) a majority of shareholders other than any Interested Shareholder.


                                    ARTICLE TENTH

         The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Missouri at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth; PROVIDED, HOWEVER, that any amendment or repeal of Article Eighth of these Articles of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.


                                   ARTICLE ELEVENTH

         The names of the original incorporators were Morton D. May, David May and S.B. Butler, all of St. Louis, Missouri.

                                        * * *


    The foregoing Third Restated Articles adopted by the shareholders on _________, 1997 correctly set forth without change the corresponding provisions of the Restated Articles of Incorporation as heretofore amended, and supersedes the original Restated Articles of Incorpoation and all amendments thereto and restatements thereof. Of the 53,869,640 shares outstanding at the time of adoption, 53,869,535 of such shares were entitled to vote on such restatement. The total number of shares voted for the restatement was ______________, and the total number of shares voted against the restatement was ____________.

    The number of outstanding shares of any class entitled to vote as a class and the number of shares voted for and against the restatement by the respective classes entitled to vote thereon as a class were as follows:


                                  Number of Shares
                                  Outstanding and          Shares
Class                             Shares Voted For         Voted Against
-----                             -----------------        -------------
Class B-1 Common
Class B-2 Common
Class B-3 Common

Series A Preferred Shares



    IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be signed by one of its Executive Vice Presidents and attested to by its Secretary this _____ day of _____, 1996.


                                       WESTFIELD AMERICA


                                       By:
                                          -------------------------
                                             Executive
                                             Vice President




Attest:
        ----------------------
         Secretary

STATE OF       )
                 ) ss:
COUNTY OF      )


    I,             , a notary public, do hereby certify that on this    day of
        , 1996, personally appeared before me      and      , who being by me
first duly sworn, declared that they are a Vice President and Secretary, respectively, of Westfield America, Inc., that they signed the foregoing documents as Executive Vice President and Secretary, respectively, of the corporation, and the statements therein contained are true.




                                        ------------------------------
                                                 Notary Public



[Notarial Seal]